Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264367

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated June 8, 2022)

Forge Global Holdings, Inc.

25,853,271 Shares of Common Stock Underlying Warrants

3,005,626 Shares of Common Stock Underlying Assumed Warrants and Former Employee Options

12,053,331 Warrants by the Selling Securityholders

115,289,295 Shares of Common Stock by the Selling Securityholders

This Prospectus Supplement supplements the prospectus dated June 8, 2022 (as supplemented to date, the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (Registration Statement No. 333-264367), as amended, filed with the Securities and Exchange Commission (the “Commission”) by Forge Global Holdings, Inc. (the “Company,” “Forge,” “we,” or “us”) and declared effective by the Commission on June 8, 2022. This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2022, which is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The New York Stock Exchange under the symbol “FRGE”. On July 14, 2022, the closing price of our common stock was $5.94 per share.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 13 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement, and any future prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2022

Forge Global Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39794	98-1561111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Mission St. Suite 5510 San Francisco, California (Address of principal executive offices)	94105 (Zip Code)

(415) 881-1612

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FRGE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On July 15, 2022, Forge Global Holdings, Inc. (the “Company”) announced the promotion of Jose Cobos, the Company’s current Chief Operating Officer, to serve as the Company’s President, effective as of July 14, 2022.

Mr. Cobos joined the Company as Chief Revenue Officer in November 2019 and has served as Chief Operating Officer since May 2021. Prior to this, he served as the Head of Technology Capital Markets at the NYSE from January 2018 to November 2019. He previously served as a Managing Director of Cowen Inc. from 2011 to December 2017 and a Principal at Piper Jaffray where he worked from 2004 to 2011. He started his career serving as a Navy SEAL Officer from 1995 to 2001 and worked at General Mills from 2003 to 2004. Mr. Cobos earned his M.B.A. degree from Stanford University in 2003 and his B.S. degree in Economics from the United States Naval Academy.

Mr. Cobos’ existing compensation arrangements with the Company remain unchanged following this promotion. There are no related party transactions between the Company and Mr. Cobos (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Cobos and any other persons pursuant to which he was promoted to President of the Company, and there are no family relationships between Mr. Cobos and any director or executive officer of the Company.

A copy of the press release announcing Mr. Cobos’ promotion and other matters is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated July 15, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forge Global Holdings, Inc.

Date: July 15, 2022	By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer

Exhibit 99.1

Forge Global Hires Johnathan Short as Chief Legal Officer, Promotes Jose Cobos to President

July 15, 2022 – SAN FRANCISCO – Forge Global Holdings, Inc. (NYSE: FRGE) (“Forge”), a global private securities marketplace, announced today it has hired Johnathan H. Short as its Chief Legal Officer and promoted Jose Cobos, Forge’s current Chief Operating Officer, to President.

“Johnathan Short’s deeply relevant experience at the Intercontinental Exchange, guiding a burgeoning public exchange, clearinghouse and data services group as it went from a private company to a large public exchange group with operations across the globe was incredibly attractive to Forge,” said Kelly Rodriques, CEO of Forge. “His experience and leadership building and running an impressive legal and regulatory organization for one of the world’s most respected financial services companies, and his experience in corporate governance, M&A, regulatory and government affairs, is invaluable to Forge as we focus on our next stage of growth to enable an accessible, liquid and transparent private market.”

Mr. Short spent 14 years as General Counsel and Corporate Secretary at the Intercontinental Exchange, as the public exchange, clearinghouse and data services group grew to a $45 billion public financial services company with domestic and international operations. Mr. Short oversaw all aspects of ICE’s legal, regulatory and government affairs functions during his tenure and served on ICE’s senior management committee. He grew the legal function from a two-person team when he joined ICE to a team of 75 legal and regulatory personnel.

Additionally, Jose Cobos was promoted to President of Forge, overseeing Forge Markets, Data and Trust as well as operations, and business and corporate development. Mr. Cobos joined Forge in 2019 and most recently served as Chief Operating Officer. Prior to joining Forge, Mr. Cobos was Head of Technology Capital Markets at NYSE from 2018 to 2019, a Managing Director at Cowen and Company from 2011 to 2017, and a Principal at Piper Jaffray where he worked from 2004 to 2011.

“Jose has been an instrumental leader for Forge as we transitioned from private to public,” Rodriques said. “His promotion to President is a manifestation of his hard work and strategic shepherding of the operations of this business as we achieve new milestones and continue to scale in the private market.”

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. By combining world-class trading technology and operating expertise, Forge Markets enables private company shareholders to trade private company shares with accredited investors. Forge Company Solutions, Forge Data and Forge Trust along with Forge Markets help provide additional transparency, access and solutions that companies, institutional and accredited investors need to confidently navigate and efficiently transact in the private markets. Securities-related services are offered through Forge Securities LLC (“Forge Securities”), a wholly-owned subsidiary of Forge. Forge Securities is a registered Broker Dealer and Member of FINRA/SIPC, an alternative trading system.

Contacts

Investors

ir@forgeglobal.com

Press

Lindsay Riddell

press@forgeglobal.com